Exhibit 99.1

PAPA MURPHY’S NAMES NIK RUPP AS CHIEF FINANCIAL OFFICER

Vancouver, WA, March 27, 2018 - Papa Murphy’s Holdings, Inc. (NASDAQ: FRSH) today announced that Nik Rupp has been named Chief Financial Officer, effective April 9, 2018. As previously announced, Mark Hutchens, the incumbent Chief Financial Officer, will remain as Executive Vice President and Chief Operating Officer of the Company.
Weldon Spangler, Chief Executive Officer of the Company, stated, “I am very pleased to welcome Nik to Papa Murphy’s. His financial leadership and strategic planning expertise will add significant value to our entire team as we continue to execute on our long-term initiatives and build brand momentum. We are also fortunate to have Mark’s breadth of financial acumen and experience dedicated to our Franchise Owners’ profitability moving forward in his role as Chief Operating Officer.”
Mr. Rupp brings more than 20 years of senior level finance and planning experience to Papa Murphy’s, with a diverse skill set that includes corporate finance, financial planning and analysis, strategic planning, revenue management and compliance. He joins Papa Murphy’s from Specialized Bicycle Components, Inc. where he served as the Chief Financial Officer from March 2016 to February 2018, and as global controller from January 2015 to March 2016. Prior to Specialized Bicycle Components, Inc., Mr. Rupp held several positions at Nike, Inc., including Global Controller of Nike Golf, and at Converse, Inc. in the Netherlands. Mr. Rupp began his career at Scott-Moncrieff Charted Accountants in Glasgow, Scotland. He holds a degree in Accountancy from Glasgow Caledonian University in Glasgow, Scotland.
“I am excited to be joining the Papa Murphy’s team,” said Mr. Rupp. “I have admired the company for its unique and high quality product, and I look forward to working with the team to help drive growth in the business and deliver long-term value for shareholders.”
ABOUT PAPA MURPHY’S
Papa Murphy’s Holdings, Inc. (Nasdaq: FRSH) is a franchisor and operator of the largest Take ‘n’ Bake pizza brand in the United States, selling fresh, hand-crafted pizzas ready for customers to bake at home. The company was founded in 1981 and currently operates more than 1,500 franchised and corporate-owned fresh pizza stores in 39 States, Canada and United Arab Emirates. Papa Murphy’s core purpose is to bring all families together through food people love with a goal to create fun, convenient and fulfilling family dinners. In addition to scratch-made pizzas, the company offers a growing menu of grab ‘n’ go items, including salads, sides and desserts. Order online today at www.papamurphys.com.

Investor Contact:
Alexis Tessier, ICR
papamurphys-ir@icrinc.com
877-747-7272

Media Contact:

Rachael Smith, ICR
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